UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2007

EMC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-9853	No. 04-2680009
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 24, 2007, Joe Tucci, Chairman, President and Chief Executive Officer of EMC Corporation, entered into a pre-arranged stock trading plan to exercise a small portion of his EMC stock options, sell some of the acquired shares and retain some of the shares to satisfy the recent increase in EMC’s stock ownership guidelines. Under the terms of the plan, established in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and EMC’s policies regarding stock transactions, Mr. Tucci may sell up to 440,000 shares during the remainder of the current quarter and may sell up to 400,000 shares during the fourth quarter of 2007. These shares will be acquired through the exercise of employee stock options granted in October 2002. If these sales are completed, they will represent approximately 8% of the total EMC shares and options owned by Mr. Tucci. In addition, if all options are exercised under the terms of the plan in the current quarter, Mr. Tucci will retain 60,000 of these shares, which will bring his stock ownership level above the 500,000 share minimum required under EMC’s stock ownership guidelines.

Mr. Tucci last chose to exercise options and sell EMC shares in January 2004. Mr. Tucci adopted the plan as part of a long-term strategy to gradually diversify his investments in a disciplined manner and to satisfy EMC’s amended stock ownership guidelines.

Rule 10b5-1 permits individuals who are not aware of material, non-public information to establish pre-arranged plans to sell company stock under specified conditions and times. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time. Any sales or option exercises executed on behalf of Mr. Tucci under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier Executive Vice President and General Counsel

Date: August 24, 2007